Remington Oil and Gas Corporation
                      Computation of Earnings per Share
                                Exhibit 11.1
                  (In thousands, except per share amounts)
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
                                            Three Months Ended         Six Months Ended
                                                 June 30,                   June 30,
                                           ---------------------   ----------------------
                                             1999          1998         1999        1998
                                           ---------   ---------    ---------   ---------
                                                   (In thousands, except prices)
Net income (loss) available for basic
  income per share                         $ (1,071)   $ (1,157)    $ (7,747)   $ (3,152)
 Interest expense on the Notes (net
  of tax) (1)                                     -           -            -           -
                                           ---------   ---------    ---------   ---------
Net income (loss) available for diluted
  income per share                         $ (1,071)   $ (1,157)    $ (7,747)   $ (3,152)
                                           =========   =========    =========   =========

Basic income (loss) per share              $  (0.05)   $  (0.06)    $  (0.36)   $  (0.15)
                                           =========   =========    =========   =========

Diluted income (loss) per share            $  (0.05)   $  (0.06)    $  (0.36)   $  (0.15)
                                           =========   =========    =========   =========

Weighted average
 Common Stock and common stock
  Equivalents                                21,311           -       21,286          -
 Class A Stock                                            3,222                    3,222
 Class B Stock                                           17,165                   17,148
                                           ---------   ---------    ---------   ---------
Total common shares for basic income
  (loss) per share                           21,311      20,387       21,286      20,370
                                           ---------   ---------    ---------   ---------
 Dilutive stock options outstanding
  (treasury stock method) (1)                     -           -            -           -
 Shares assumed issued by conversion of
  the Notes (1)                                   -           -            -           -
                                           ---------   ---------    ---------   ---------
Total common shares for diluted income
  (loss) per share                           21,311      20,387       21,286      20,370
                                           =========   =========    =========   =========

(1) Non dilutive.

Potential increase to net income for
  diluted income per share
 Interest expense on Notes (net of tax)    $     80    $    736     $    420    $  1,464

Potential issues of common stock for
  diluted income per share
 Weighted average stock options
  outstanding                                 1,207         801        1,207         755
 Weighted average warrant outstanding           300           -          300           -
 Weighted average shares issued assuming
  conversion of Notes                           541       3,488        1,437       3,488

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